As filed with the Securities and Exchange Commission on April 11, 2003

                                            Securities Act File No. 333-102276
                                     Investment Company Act File No. 811-08699

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

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                                   FORM N-14
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

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                        Pre-Effective Amendment No. [ ]
                      Post-Effective Amendment No. 1 [X]
                       (Check appropriate box or boxes)

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                   Merrill Lynch U.S. High Yield Fund, Inc.
            (Exact Name of Registrant as Specified in its Charter)

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                                (609) 282-2800
                       (Area Code and Telephone Number)

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                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536
                   (Address of Principal Executive Offices:
                    Number, Street, City, State, Zip Code)

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                                Terry K. Glenn
                   Merrill Lynch U.S. High Yield Fund, Inc.
             800 Scudders Mill Road, Plainsboro, New Jersey 08536
       Mailing Address: P.O. Box 9011, Princeton, New Jersey 08543-9011
                    (Name and Address of Agent for Service)

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

                                                   Copies to:
  Counsel for the Fund:                     Special Counsel for the Fund:
 Richard Horowitz, Esq.                         Frank P. Bruno, Esq.                        Andrew J. Donohue, Esq.
 CLIFFORD CHANCE US LLP                    SIDLEY AUSTIN BROWN & WOOD LLP                 FUND ASSET MANAGEMENT, L.P.
     200 Park Avenue                             787 Seventh Avenue                              P.O. Box 9011
New York, New York 10166                    New York, New York 10019-6018              Princeton, New Jersey 08543-9011



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Title of Securities Being Registered:  Common Stock, Par Value $.10 per share.

No filing fee is required because of reliance on Section 24(f) under the Investment Company Act of 1940.

     This Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-102276) (the "N-14 Registration Statement") consists of the following:

(1) Facing Sheet of this Registration Statement.

(2) Part C of this Registration Statement (including signature page).

     Parts A and B to the N-14 Registration Statement are unchanged from the Proxy Statement and Prospectus filed on February 3, 2002 under Rule 497 under the Securities Act of 1933, as amended.

     This Post-Effective Amendment No. 1 to the N-14 Registration Statement is being filed solely to file a tax opinion of Sidley Austin Brown & Wood LLP, special counsel for the Registrant and Mercury U.S. High Yield Fund, Inc. ("Mercury U.S. High Yield"), as Exhibit 13 to the N-14 Registration Statement. The tax opinion relates to the reorganization of Mercury U.S. High Yield into the Registrant.

                                    PART C
                               OTHER INFORMATION

Item 15. Indemnification.

     Reference is made to Article V of the Registrant's Articles of Incorporation, Article VI of the Registrant's By-Laws and Section 2-418 of the Maryland General Corporation Law.

     Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the "Investment Company Act"), may be concerned, Article VI of the Registrant's By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it is ultimately determined that the standard of conduct has not been met; and (ii) (a) such promise must be secured by a security for the undertaking in form and amount acceptable to the Registrant, (b) the Registrant is insured against losses arising by receipt of the advance, or (c) a majority of a quorum of the Registrant's disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at the time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

1(a)    -- Articles of Incorporation of the Registrant.(a)

 (b)    -- Articles of Amendment of the Registrant.(g)

 (c)    -- Articles of Amendment of the Registrant.(i)

 (d)    -- Articles Supplementary of the Registrant.(l)

2       -- By-Laws of the Registrant.(a)

3(a)    -- Portions of Articles of Incorporation and By-laws of the
           Registrant defining the rights of holders of shares of common stock of the Registrant.(b)

 (b) -- Form of specimen certificate for shares of Common Stock of the Registrant.(e)

4       -- Form of Agreement and Plan of Reorganization by and among the
           Registrant, Mercury U.S. High Yield Fund, Inc., and Master U.S. High Yield Trust.(j)

5(a)    -- Class A Shares Distribution Agreement between the
           Registrant and Merrill Lynch Funds Distributor, a division of FAM Distributors, Inc. (the "Distributor") (including Form of Selected Dealers Agreement).(e)

  (b)   -- Class B Shares Distribution Agreement between the
           Registrant and the Distributor (including Form of Selected Dealers Agreement).(e)

  (c)   -- Class C Shares Distribution Agreement between the
           Registrant and the Distributor (including Form of Selected Dealers Agreement).(e)

  (d)   -- Class D Shares Distribution Agreement between the
           Registrant and the Distributor (including Form of Selected Dealers Agreement).(e)

6       -- None.

7       -- Not applicable.

8(a)    -- Form of Administration Agreement between the Registrant and Fund
           Asset Management, L.P.(i)

 (b)(1) -- Form of Transfer Agency, Dividend Disbursing Agency and Shareholder Agency Agreement between the Registrant and Financial Data Services, Inc.(i)

 (b)(2) -- Amendment to the Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement.(c)

 (c) -- Agreement relating to use of name between the Registrant and Merrill Lynch & Co., Inc.(f)

 (d) -- Form of Administrative Service Agreement between the Registrant and State Street Bank and Trust Company.(h)

9       -- None.

10(a)   -- Class B Shares Distribution Plan and Class B Distribution Plan
           Sub-Agreement of the Registrant.(e)

  (b) -- Class C Shares Distribution Plan and Class B Distribution Plan Sub-Agreement of the Registrant.(e)

  (c) -- Class D Shares Distribution Plan and Class B Distribution Plan Sub-Agreement of the Registrant.(e)

  (d)   -- Merrill Lynch Select Pricing System Plan pursuant to Rule 18f-3.(d)

11      -- Opinion of Sidley Austin Brown & Wood LLP, special counsel for the
           Registrant.(m)

12      -- Certificate of Fund Asset Management, L.P.(e)

13      -- Tax opinion of Sidley Austin Brown & Wood LLP, special counsel for the Registrant and Mercury U.S. High Yield Fund, Inc.

14(a)   -- Consent of Deloitte & Touche LLP, independent auditors for the
           Registrant.(m)

  (b) -- Consent of Deloitte & Touche LLP, independent auditors for Mercury U.S. High Yield Fund, Inc.(m)

15      -- Not applicable.

16      -- Power of Attorney.(k)

17(a)   -- Prospectus dated July 25, 2002 and Statement of Additional
           Information dated July 25, 2002 of the Registrant.(m)

  (b) -- Prospectus dated July 25, 2002 and Statement of Additional Information dated July 25, 2002 of Mercury U.S. High Yield Fund, Inc.(m)

  (c) -- Annual Report to Stockholders of the Registrant for the fiscal year ended March 31, 2002.(m)

  (d) -- Annual Report to Stockholders of Mercury U.S. High Yield Fund, Inc. for the fiscal year ended March 31, 2002.(m)

  (e) -- Semi-Annual Report to Stockholders of the Registrant for the six-month period ended September 30, 2002.(m)

  (f) -- Semi-Annual Report to Stockholders of Mercury U.S. High Yield Fund, Inc. for the six-month period ended September 30, 2002.(m)

  (g)   -- Form of Proxy Card.(m)

---------------
(a) Previously filed in the Registrant's Registration Statement on Form N-1A (File No. 333-47971) under the Securities Act of 1933, as amended (the "Securities Act").
(b) Reference is made to Articles IV, V (Sections 3, 5, and 7), VI, VII and IX of the Registrant's Articles of Incorporation, filed herewith as
     Exhibit 1 to this Registration Statement on Form N-IA; and to Articles II, III (Sections 1, 3, 5 and 6), VI, VII, XIII and XIV of the Registrant's By-Laws, filed herewith as Exhibit 2 of this Registration Statement on Form N-lA.
(c) Previously filed in Post-Effective Amendment No. 6 to the Registrant's Registration Statement on Form N-1A filed July 25, 2002.
(d) Incorporated by reference to Exhibit 18 to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A under the Securities Act, filed on January 25, 1996, relating to shares of Merrill Lynch New York Municipal Bond Fund Series of Merrill Lynch Multi-State Municipal Series Trust (File No. 2-99473).
(e) Previously filed in Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-1A (File No. 333-47971) under the Securities Act.
(f) Previously filed in Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A (File No. 333-47971) under the Securities Act.
(g) Previously filed as Exhibit 1(b) to Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form N-1A (File No. 333-47971) under the Securities Act.
(h) Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775) filed on March 20, 2001.
(i) Previously filed in Post-Effective Amendment No. 4 to the Registrant's Registration Statement on Form N-1A (File No. 333-47971) under the Securities Act.
(j) Included as Exhibit I to the Proxy Statement and Prospectus contained in the N-14 Registration Statement.
(k) Included on the signature page of the N-14 Registration Statement filed on December 31, 2002.
(l) Previously filed in Post-Effective Amendment No. 7 to the Registrant's Registration Statement on Form N-1A (File No. 333-47971) under the Securities Act.
(m)  Filed on December 31, 2002 as an Exhibit to the N-14 Registration
     Statement.


Item 17. Undertakings.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.


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


(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The Registrant undertakes to file, by post-effective amendment, a copy of an opinion of counsel as to certain tax matters within a reasonable time after receipt of such opinion.


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


                                  SIGNATURES

     As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the Township of Plainsboro and State of New Jersey, on the 11th day of April, 2003.

                                    MERRILL LYNCH U.S. HIGH YIELD FUND, INC.
                                    (Registrant)

                                    BY: /s/ DONALD C. BURKE
                                        -------------------------------------
                                        (Donald C. Burke, Vice President)

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                Signatures                                     Title                                     Date
-------------------------------------------   ----------------------------------------- ------------------------------------------

              TERRY K. GLENN*                 President (Principal Executive Officer)
--------------------------------------------- and Director
              (Terry K. Glenn)

              DONALD C. BURKE*                Vice President and Treasurer
--------------------------------------------- (Principal Financial  and Accounting
             (Donald C. Burke)                Officer)

             RONALD W. FORBES*                Director
---------------------------------------------
             (Ronald W. Forbes)

           CYNTHIA A. MONTGOMERY*             Director
---------------------------------------------
          (Cynthia A. Montgomery)

             CHARLES C. REILLY*               Director
---------------------------------------------
            (Charles C. Reilly)

               KEVIN A. RYAN*                 Director
---------------------------------------------
              (Kevin A. Ryan)

            ROSCOE S. SUDDARTH*               Director
---------------------------------------------
            (Roscoe S. Suddarth)

              RICHARD R. WEST*                Director
---------------------------------------------
             (Richard R. West)

             EDWARD D. ZINBARG*               Director
---------------------------------------------
            (Edward D. Zinbarg)


*By: /s/ Donald C. Burke                                                                            April 11, 2003
    ------------------------------------
     (Donald C. Burke, Attorney-in-fact)




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


                                  SIGNATURES

     Master U.S. High Yield Trust has duly caused this Registration Statement of Merrill Lynch U.S. High Yield Fund, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 11th day of April, 2003.

                                    MASTER U.S. HIGH YIELD FUND, INC.


                                    BY: /s/ DONALD C. BURKE
                                        -------------------------------------
                                        (Donald C. Burke, Vice President)

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




                Signatures                                     Title                                     Date
-------------------------------------------   ----------------------------------------- ------------------------------------------

              TERRY K. GLENN*                 President (Principal Executive Officer)
--------------------------------------------- and Director
              (Terry K. Glenn)

              DONALD C. BURKE*                Vice President and Treasurer
--------------------------------------------- (Principal Financial  and Accounting
             (Donald C. Burke)                Officer)

             RONALD W. FORBES*                Director
---------------------------------------------
             (Ronald W. Forbes)

           CYNTHIA A. MONTGOMERY*             Director
---------------------------------------------
          (Cynthia A. Montgomery)

             CHARLES C. REILLY*               Director
---------------------------------------------
            (Charles C. Reilly)

               KEVIN A. RYAN*                 Director
---------------------------------------------
              (Kevin A. Ryan)

            ROSCOE S. SUDDARTH*               Director
---------------------------------------------
            (Roscoe S. Suddarth)

              RICHARD R. WEST*                Director
---------------------------------------------
             (Richard R. West)

             EDWARD D. ZINBARG*               Director
---------------------------------------------
            (Edward D. Zinbarg)


*By: /s/ Donald C. Burke                                                                            April 11, 2003
    ------------------------------------
     (Donald C. Burke, Attorney-in-fact)




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


                                 EXHIBIT INDEX

Exhibit
Number          Description
-------         -----------
  13      --    Tax opinion of Sidley Austin Brown & Wood LLP, special counsel for the Registrant and Mercury U.S. High Yield, as to the reorganization of Mercury U.S. High Yield into the Registrant.


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